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                                                                   EXHIBIT 10.47

November 7, 2001



Mr. Kevin Shahan
22 Foss Avenue
San Anselmo, CA  94960

Dear Kevin:

I am pleased to offer you the position of Vice President, Chief Financial Officer, at Restoration Hardware. I'm confident that you will find Restoration to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title                           Vice President, Chief Financial Officer

Salary $180,000 per year, paid bi-weekly. Your salary will increase to $190,000 in April 2002.

Management Incentive            You will be eligible to participate in the
Program                         Management Incentive Program. Your target
                                eligibility will be up to 50% of your base pay.

Stock Option Grant              75,000 stock options at the fair market value,
                                to have an effective date concurrent with your first day of employment with the Company. The stock options will vest over a 3-year period, with the terms being in accordance with the administrative guidelines of the company's stock option plan. You will be entitled to receive additional stock options in April 2002 based on your job performance.

401(K) Plan & Employee          You will be eligible to participate in the
Stock Purchase Plan             Company's 401(K) Plan and Employee Stock
                                Purchase Plan on the first enrollment dates following your date of hire.

Car Allowance                   You will receive a car allowance of $500.00 per
                                month.

Vacation                        15 days (3 weeks) per year.

Employee Discount               You will be eligible for a 40% associate
                                discount on Restoration merchandise.


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Kevin Shahan
Page 2


The language that follows reflects our standard and legally required offer letter language. We don't mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and Restoration Hardware is called "at-will employment." This means that employment with the Company is for no specific period of time. As a result, either you or Restoration Hardware are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits, or the Company's policies, practices and procedures may change from time to time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and authorization to work in the United State at time of hire.

I am enclosing two copies of this letter. Please sign and return one copy to me on your first day of work and keep the other copy for your files.

Kevin, we are very excited about you joining the "Resto" team and look forward to your contributions to the growth and success of the Company.

Sincerely,


/s/ Gary Friedman

Gary Friedman
Chief Executive Officer

I understand and agree to the terms of this offer of employment:

/s/ Kevin Shahan                           11-28-01
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Kevin Shahan                                 Date


cc: Associate's File